                                     EXHIBIT 2.2

                             AGREEMENT AND PLAN OF MERGER


    This Agreement and Plan of Merger ("MERGER AGREEMENT"), is made and entered into as of December 1, 1997, among Kiva Software Corporation, a California corporation ("KIVA" or the "SURVIVING CORPORATION"), and Knife Acquisition Corporation, a Delaware corporation ("SUB"; Kiva and Sub are sometimes jointly referred to herein as the "CONSTITUENT CORPORATIONS").

    INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and material covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

    1.1  MERGER OF SUB WITH AND INTO KIVA.

         (a) AGREEMENT TO ACQUIRE KIVA. Subject to the terms of this Merger Agreement and an Agreement and Plan of Reorganization dated as of November 24, 1997 (the "REORGANIZATION AGREEMENT") among Kiva, Sub and Netscape Communications Corporation ("NETSCAPE"), Kiva shall be acquired by Netscape through a merger (the "MERGER") of Sub into Kiva. As used herein, the term "NETSCAPE COMMON STOCK" shall mean the Common Stock, par value $0.0001 per share, of Netscape, and the term "CLOSING" shall mean the closing of the Merger pursuant to the Reorganization Agreement.

         (b) EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "EFFECTIVE TIME") as this Merger Agreement and officers' certificates of each Constituent Corporation are filed with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law.

         (c)   SURVIVING CORPORATION.  At the Effective Time of the Merger,
Sub shall be merged into Kiva and the separate corporate existence of Sub shall cease. Kiva shall be the surviving corporation in the Merger, and all of the property, rights, privileges, powers, and franchises of Kiva and Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of Kiva and Sub shall become the debts, liabilities and duties of the Surviving Corporation and shall continue unaffected and unimpaired by the Merger.

    1.2  EFFECT OF THE MERGER; ADDITIONAL ACTIONS.

         (a)   EFFECTS.  The Merger shall have the effects set forth in
Section 1107 of the California General Corporation Law.

         (b) ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further action is necessary or desirable to carry out the purposes of the Reorganization Agreement and to vest the Surviving Corporation with full right, title and possession to the assets, property, rights, privileges, powers and franchises of Kiva and Sub, the officers and directors of Kiva and the former officers and directors of Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                      ARTICLE II

                             THE CONSTITUENT CORPORATIONS

    2.1  ORGANIZATION OF KIVA.

         (a) INCORPORATION. Kiva was incorporated under the laws of the State of California on September 7, 1995.

         (b) AUTHORIZED STOCK. Kiva is authorized to issue an aggregate of 17,000,000 shares of Common Stock ("KIVA COMMON STOCK"), 7,604,688 shares of Preferred Stock, 4,754,688 of which have been designated Series A Preferred Stock ("KIVA SERIES A PREFERRED STOCK") and 2,850,000 of which have been designated Series B Preferred Stock ("KIVA SERIES B PREFERRED STOCK").

         (c) OUTSTANDING STOCK. As of the record date for purposes of voting on the Merger, November 24, 1997, 6,418,816 shares of Kiva Common Stock were outstanding, 4,654,688 shares of Kiva Series A Preferred Stock were outstanding and 2,791,907 shares of Kiva Series B Preferred Stock were outstanding. All shares of Kiva Series A Preferred Stock and Kiva Series B Preferred Stock shall be voluntarily converted into Common Stock immediately prior to the filing of the Merger Agreement. At the close of business on November 24, 1997, (i) 3,500,000 shares of Common Stock were reserved for issuance to employees and consultants pursuant to Kiva's 1995 Stock Option Plan (the "Option Plan"), of which 1,776,099 shares were subject to outstanding, unexercised options, 472,628 shares remained available for future grant and 1,251,273 shares had been issued pursuant to the exercise of options issued under the Option Plan, and (ii) 603,000 shares of Common Stock were reserved for issuance upon exercise of outstanding Company Options granted outside the Option Plan.

    2.2  ORGANIZATION OF SUB.

         (a) INCORPORATION. Sub was incorporated under the laws of the State of Delaware on November 17, 1997.

         (b) AUTHORIZED STOCK. Sub is authorized to issue an aggregate of 1,000 shares of Common Stock, and the par value of each share is One Cent ($0.01) per share ("SUBSIDIARY STOCK").

         (c) OUTSTANDING STOCK. On the date hereof, an aggregate of 1,000 shares of Subsidiary Stock are outstanding.

                                     ARTICLE III

                ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

    3.1 AMENDMENT OF KIVA'S ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in EXHIBIT A hereto.


                                      ARTICLE IV

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    4.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Kiva Common Stock:

         (a) CAPITAL STOCK OF SUB. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of Common Stock of the Surviving Corporation.

         (b) CONVERSION OF KIVA COMMON STOCK. Each issued and outstanding share of Kiva Common Stock (including all shares of Kiva Common Stock issued upon conversion of all Kiva Series A Preferred Stock and Kiva Series B Preferred Stock immediately prior to the Closing) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 4.1(b) hereof and shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the California General Corporation Law ("DISSENTING SHARES")) shall be canceled, extinguished and be converted automatically into the right to receive 0.381799876 shares of Netscape Common Stock upon the surrender of the certificate representing each such share of Kiva Common Stock.

         (c) STOCK OPTIONS. At the Effective Time, all options to purchase Kiva Common Stock (each a "KIVA OPTION") then outstanding shall be assumed by Netscape in accordance with provisions described below:

               (i) At the Effective Time, each outstanding Kiva Option, whether vested or unvested, shall be, in connection with the Merger, assumed by Netscape. Each Kiva Option so assumed by Netscape shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or option agreement governing such Kiva Option immediately prior to the Effective Time, except that (A) such Kiva Option shall be exercisable (when vested) for that number of whole shares of Netscape Common Stock equal to the product of the number of shares of

Kiva Common Stock that were issuable upon exercise of such Kiva Option immediately prior to the Effective Time multiplied by 0.381799876, rounded down to the nearest whole number of shares of Netscape Common Stock, and (B) the per share exercise price for the shares of Netscape Common Stock issuable upon exercise of such assumed Kiva Option shall be equal to the quotient determined by dividing the exercise price per share of Kiva Common Stock at which such Kiva Option was exercisable immediately prior to the Effective Time by 0.381799876, rounded up to the nearest whole cent.

               (ii) Promptly following the Effective Time, Netscape will issue to each holder of an outstanding Kiva Option a document evidencing the foregoing assumption of such Kiva Option by Netscape.

          (d) DISSENTERS' RIGHTS. If holders of Kiva Common Stock are entitled to dissenters' rights in connection with the Merger under Chapter 13 of the California General Corporation Law, any Dissenting Shares shall not be converted into Netscape Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California General Corporation Law.

          (e) FRACTIONAL SHARES. No fraction of a share of Netscape Common Stock shall be issued, but in lieu thereof, each holder of shares of Kiva Common Stock who would otherwise be entitled to a fraction of a share of Netscape Common Stock (after aggregating all fractional shares of Netscape Common Stock to be received by such holder) shall be paid by Netscape an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Netscape Common Stock for the twenty (20) consecutive trading days ending on the trading day immediately prior to the Closing Date, on the Nasdaq National Market, as reported in THE WALL STREET JOURNAL.

          (f) ESCROW. A portion of the shares of Netscape Common Stock otherwise issuable by Netscape in connection with the Merger shall be placed in escrow by Netscape (the "ESCROW AMOUNT"), the release of which shall be contingent upon certain events and conditions specified in the Reorganization Agreement and the related Escrow Agreement.

     4.2  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. Prior to the Closing Date, Netscape shall designate a bank or trust company with assets of not less than $500 million to act as exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) NETSCAPE TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Netscape shall make available to the Exchange Agent for exchange in accordance with Section 4.1 herein, the aggregate number of shares of Netscape Common Stock issuable in exchange for outstanding shares of Kiva Common Stock; provided that, on behalf of the holders of Kiva Common Stock, Netscape shall deposit into an escrow account a number of shares of Netscape Common Stock equal to the Escrow Amount out of the aggregate number of shares of Netscape Common Stock otherwise issuable. The portion of the Escrow Amount contributed on behalf of each holder of Kiva Common Stock shall be in proportion to the aggregate number of shares of Netscape Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Kiva Common Stock.

          (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Kiva Common Stock (the "CERTIFICATES") and which shares were converted into the right to receive shares of Netscape Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Netscape may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Netscape Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Netscape, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Netscape Common Stock (less the number of shares of Netscape Common Stock, if any, to be deposited in escrow on such holder's behalf), plus cash in lieu of fractional shares, to which such holder is entitled, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, Netscape shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Netscape Common Stock equal to the Escrow Amount, which certificate shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Netscape for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense incurred by Netscape, its officers, directors or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of Kiva or any contained in Article II of the Reorganization Agreement (as modified by the Kiva Schedules), or any failure by Kiva to perform or comply with any covenant contained therein. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Kiva Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Netscape Common Stock into which such shares of Kiva Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Netscape Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Netscape Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Netscape Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Netscape Common Stock.

          (e) TRANSFERS OF OWNERSHIP. If any certificate for shares of Netscape Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Netscape or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Netscape Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of Netscape or any agent designated by it that such tax has been paid or is not payable.

          (f) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Netscape Common Stock issued upon the surrender for exchange of shares of Kiva Common Stock in accordance with the terms of this Section 4.2 (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Kiva Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Kiva Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided herein.

          (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates evidencing shares of Kiva Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Netscape Common Stock and cash for fractional shares, if any; provided, however, that Netscape may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Netscape or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                      ARTICLE V

                                     TERMINATION

     5.1 TERMINATION BY MUTUAL AGREEMENT. Notwithstanding the approval of this Merger Agreement by the shareholders of Kiva, this Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of the Constituent Corporations.

     5.2 TERMINATION OF REORGANIZATION AGREEMENT. Notwithstanding the approval of this Merger Agreement by the shareholders of Kiva, this Merger Agreement shall terminate forthwith if the Reorganization Agreement is terminated as provided therein.

     5.3 EFFECTS OF TERMINATION. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and there shall be no liability on the part of either Kiva or Sub or their respective officers or directors, except as otherwise provided in the Reorganization Agreement.

                                      ARTICLE VI

                                  GENERAL PROVISIONS

     6.1 AMENDMENT. This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Kiva, but after such approval, no amendment shall be made that by law requires the further approval of shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.2 COUNTERPARTS. This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

     6.3 GOVERNING LAW. This Merger Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.




                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                              KIVA SOFTWARE CORPORATION


                              By:    /s/ Keng S. Lim
                                   -----------------------------------
                                   Keng S. Lim
                                   President, Chief Executive Officer
                                   and Secretary



                              KNIFE ACQUISITION CORPORATION


                              By:    /s/ Peter L.S. Currie
                                   -----------------------------------
                                    Peter L.S. Currie
                                    President


                              By:  /s/ James N. Strawbridge
                                   -----------------------------------
                                   James N. Strawbridge
                                   Assistant Secretary








                         [SIGNATURE PAGE TO MERGER AGREEMENT]

                                      EXHIBIT A


                              ARTICLES OF INCORPORATION

                                          OF

                              KIVA SOFTWARE CORPORATION

                                          I.

             The name of this corporation is "Kiva Software Corporation."

                                         II.

  The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                         III.

  This corporation is authorized to issue only one class of shares of stock, designated "Common Stock," and the total number of shares which this corporation is authorized to issue is One Thousand (1,000).

                                         IV.

  1. LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

  2. INDEMNIFICATION OF CORPORATE AGENTS. This corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision the term "agent" has the meaning set forth in
Section 317 of the California Corporations Code.

  3. REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification.

                                OFFICERS' CERTIFICATE

                                          OF

                              KIVA SOFTWARE CORPORATION


  Keng S. Lim, President, Chief Executive Officer and Secretary of Kiva Software Corporation, a corporation duly organized and existing under the laws of the State of California (the "Corporation"), does hereby certify:

  1. That he is the duly elected, acting and qualified President and Secretary of the Corporation.

  2. There are two authorized classes of shares, consisting of 17,000,000 shares of Common Stock and 7,604,688 shares of Preferred Stock, of which 4,754,688 are designated "Series A Preferred Stock" and 2,850,000 are designated "Series B Preferred Stock." There were 6,418,816 shares of Common Stock, 4,683,071 shares of Series A Preferred Stock, and 2,791,907 shares of Series B Preferred Stock outstanding and entitled to vote on the Agreement of Merger in the form attached. Subsequent to the vote of the shareholders of the Corporation referred to in paragraph 4 below and prior to the filing of the Agreement of Merger, all of the outstanding shares of the Corporation's Preferred Stock were converted into Common Stock.

  3. The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the General Corporation Law of the State of California.

  4. Approval of the Agreement of Merger by the holders of at least 51% of the outstanding shares of the Common Stock and 51% of the outstanding shares of Preferred Stock was required. The percentage of the outstanding shares of each class of the Corporation's shares entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

  Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in Mountain View, California, on December 1, 1997.


                                   /s/ Keng S. Lim
                                   -----------------------------------
                                   Keng S. Lim
                                   President, Chief Executive Officer
                                   and Secretary

                                OFFICERS' CERTIFICATE

                                          OF

                            KNIFE ACQUISITION CORPORATION


  Peter L.S. Currie, President and Chief Financial Officer, and James N. Strawbridge, Assistant Secretary, of Knife Acquisition Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify:

  1. That they are the duly elected, acting and qualified President and Chief Financial Officer, and Assistant Secretary, respectively, of the Corporation.

  2. There is only one authorized class of shares, consisting of 1,000 shares of Common Stock, and the total number of issued and outstanding shares is 1,000.

  3. The Agreement of Merger in the form attached was approved by the board of directors and the shareholder of the Corporation in accordance with the General Corporation Law of State of Delaware.

  4. The stockholder approval was by the holder of 100% of the outstanding shares of the Corporation.

  5. No vote of the stockholders of Netscape Communications Corporation
(the sole stockholder of the Corporation and the parent of the Corporation) was required.

  Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in Palo Alto, California, on December 1, 1997.


                              /s/ Peter L.S. Currie
                              -----------------------------------
                              Peter L.S. Currie,
                              President and Chief Financial Officer




                              /s/ James N. Strawbridge
                              -----------------------------------
                              James N. Strawbridge, Assistant Secretary